Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Reports to Shareholders” and to the use of our report dated December 9, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A No. 33-96132) of TD Waterhouse Family of Funds, Inc.

/s/ Ernst & Young LLP
     ERNST & YOUNG LLP

New York, New York
February 20, 2006